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                                                                    EXHIBIT 99.1


FILM ROMAN RE-ELECTS COMPANY FOUNDER PHIL ROMAN TO THE BOARD OF DIRECTORS

North Hollywood, CA * March 27, 2001 * Film Roman, Inc. (OTCBB: ROMN), a leading independent television and film production company best known for animation, announced that former CEO and founder of Film Roman, Phil Roman, was re-elected to the Board of Directors along with all current Board members including Robert Cresci, Dixon Dern, John Hyde, Peter Mainstain, Mike Medavoy, Steve Tisch and Danny Villanueva at its Annual Shareholders meeting held on Monday, March 26, 2001.

The Company shareholders accepted by an overwhelming majority all of the initiatives set forth in the Proxy for Pentamedia Graphics, Inc. to make a $15 million strategic investment in return for 60% of the common stock of the Company.

"I am honored that Phil has come back on to the Board of Directors and look forward to working with him," stated Film Roman Chief Executive Officer, John Hyde, "further, I look forward to closing the Pentamedia deal in the next few weeks."

Pentamedia is the largest animation facility in India with state-of-the-art 2D, 3D, and motion capture 3D capabilities. The alliance will create a global production ability enhancing the position of both companies in the marketplace. It is contemplated that Film Roman will represent and/or promote Pentamedia's interests in the United States for sub-contracting or direct contracting of animation, special effects, film restoration, and specialized computer programs for animated production.

Headquartered in Los Angeles, Film Roman is best known for its work on behalf of primetime hits, The Simpsons and King of the Hill, as well as its established base in Saturday morning and syndicated kids animation. The Company has now expanded into live-action television and motion picture production and maintains a web presence, LEVEL13.NET, as an area to develop new properties for its television and film business. Leveraging its talented pool of animators, Film Roman is also active in the commercial production business.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based largely on Film Roman's current expectations and are subject to a number of risks and uncertainties including, but not limited to, risks that programming may not be sold, and if sold, may not be successful, and other risks described in Film Roman Inc.'s Annual Report on Form 10K for the year ended December 31, 2000 and other SEC reports and filings. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events, otherwise.